Exhibit 99.1

Contact:                 Jim Fornear, CFO
                                (805) 388-1345, Ext. 208

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS FOURTH QUARTER AND YEAR END RESULTS

CAMARILLO, California — June 14, 2006 — AML Communications, Inc. (AMLJ.OB) today announced results for its fourth quarter and the fiscal year ended March 31, 2006.

Net sales for the fourth quarter were $1.9 million, compared with $2.3 million for the same period a year earlier. Net profit for the fourth quarter was $1.4 million or $0.14 per share, compared with a net profit of $213,000 or $0.02 per share, for the same period a year ago.

Net sales for the twelve months ended March 31, 2006 were $9.5 million, compared with $8.6 million for the same period last year. The net profit for the twelve months ended March 31, 2006 was $2.2 million, or $0.22 per share, compared with a net profit of $935,000, or $0.10 per share, for the same period last year. AML recognized a $1.7 million deferred tax allowance at the end of FY 2006 that resulted in the increased earnings per share. Assuming the company remains profitable, an additional $3.3million of deferred tax allowances may be added to earnings during the next two fiscal years.

Jacob Inbar, president and chief executive officer of AML, said, “The year was characterized by revenues growth from the defense sector and continued growth from our MPI division, as well as  investments in new product development. Looking forward, we continue to invest in research and development, aiming at long term defense projects.”

As of March 31, 2006, AML had approximately $2.4 million or $0.23 per share in cash and cash equivalents.

AML Communications is a designer, manufacturer and marketer of amplifiers and related products that address the Defense microwave market. The Company’s Web site is located at http://www.amlj.com.

This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as ``thinks,’’ ``anticipates,’’ ``believes,’’ ``estimates,’’ ``expects,’’ ``intends,’’ ``plans,’’ and similar words. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

AML COMMUNICATIONS, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED MARCH 31, 2005 AND 2006

	For the Year Ended
	March 31, 2005	March 31, 2006
Net sales	$8,650,000	$9,466,000
Cost of goods sold	4,766,000	5,354,000
Gross profit	3,884,000	4,112,000
Operating Expenses:
Selling, general and administrative	2,069,000	2,261,000
Research and development	913,000	1,233,000
Total operating expenses	2,982,000	3,494,000

Profit from operations	902,000	618,000
Other income (expense):
Interest income	30,000	37,000
Interest expense	(96,000)	(40,000)
Other	27,000	—
Total other (expense)	(39,000)	(3,000)

Profit before provision for income taxes	863,000	615,000
Provision for income taxes	(72,000)	(1,630,000)
Profit after taxes	$935,000	$2,245,000

Basic earnings per common share	$0.10	$0.22

Net earnings available to common shareholders	$0.10	$0.22
Basic weighted average number of shares of common stock outstanding	9,130,000	10,098,000

Diluted earnings per common share	$0.08	$.21

Diluted weighted average number of shares of common stock outstanding	11,028,000	10,699,000

AML COMMUNICATIONS, INC.
BALANCE SHEET
AS OF MARCH 31, 2006

ASSETS
Current Assets:
Cash and cash equivalents	$2,367,000
Accounts receivable, net of allowance for doubtful accounts of $37,000	1,066,000
Inventories, net	1,582,000
Prepaid Assets	282,000
Total current assets	5,297,000
Property and Equipment:
Property and Equipment, at cost	5,106,000
Less—Accumulated depreciation and amortization	(3,425,000)
Property and Equipment, net	1,681,000

Deferred Tax Asset	1,662,000
Intangibles	1,269,000
Other Assets	15,000

Total Assets	$9,924,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$154,000
Advances received from customers	—
Line of credit, net	249,000
Current portion of L — T Debt	10,000
Accrued expenses:
Accrued payroll and payroll related expenses	477,000
Accrued federal income taxes	—
Other accrued expenses	111,000
Total current liabilities	971,000

Notes Payable * Bank of America * building	629,000

Stockholders’ Equity:
Common stock, $.01 par value: 15,000,000 shares authorized; shares issued and outstanding 10,234,166	102,000
Capital in excess of par value	13,494,000
Accumulated deficit	(5,302,000)
Total stockholders’ equity	8,294,000

Total Liabilities and equity	$9,924,000